Exhibit 10(a)






                       FULL REQUIREMENTS SERVICE AGREEMENT

                                     BETWEEN

                        CONSTELLATION POWER SOURCE, INC.

                                       AND

                       BALTIMORE GAS AND ELECTRIC COMPANY


                               DATED JUNE 14, 2000











*** The asterisks on pages 5, 13, 23 and Exhibit B denote that confidential portions of this exhibit have been omitted in reliance on Rule 24 b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

                                TABLE OF CONTENTS



                                                                                             Page

ARTICLE 1.                 Definitions                                                         2

ARTICLE 2.                 Conditions Precedent; Effective Date; Term                          6

ARTICLE 3.                 Supplier Responsibilities; Full Requirements Service                7

ARTICLE 4.                 Delivery Point; Transmission Service                                9

ARTICLE 5.                 BGE Responsibilities                                               10

ARTICLE 6.                 Billing and Payment                                                11

ARTICLE 7.                 Price                                                              13

ARTICLE 8.                 Events of Default; Remedies                                        14

ARTICLE 9.                 Credit Support                                                     17

ARTICLE 10.                Indemnification                                                    19

ARTICLE 11.                Limitation of Liability                                            19

ARTICLE 12.                Force Majeure                                                      20

ARTICLE 13.                Representations and Warranties                                     21

ARTICLE 14.                Miscellaneous                                                      21

APPENDIX A                 SAMPLE PJM BILL
APPENDIX B                 PRICE FREEZE SERVICE PRICES
APPENDIX C                 LITIGATION DISCLOSURE


                       FULL REQUIREMENTS SERVICE AGREEMENT


         THIS FULL REQUIREMENTS SERVICE AGREEMENT ("Agreement"), made and entered into as of this 14th day of June, 2000 by and between Constellation Power Source, Inc., a Delaware corporation ("Supplier" or "CPS") and Baltimore Gas and Electric Company, a Maryland Corporation ("BGE") (each individually a "Party", or collectively, the "Parties").

                               W I T N E S S E T H

         WHEREAS, on April 8, 1999, Maryland enacted the Electric Choice and Competition Act authorizing customer choice and competition among electric suppliers;

         WHEREAS, on November 10, 1999 the Maryland Public Service Commission issued an order approving the terms of a settlement providing for retail choice within BGE's service territory;

         WHEREAS, the Maryland PSC Order directs BGE to supply electric service for a period of up to six years to those retail customers within BGE's traditional retail service territory that choose not to purchase their power supply from alternative competitive suppliers;

         WHEREAS, the Maryland PSC Order provides that, in order to ensure the reliability of supply for electric service provided by BGE and to further ensure that BGE can meet its obligations, BGE may enter into a full requirements contract with an Affiliate for energy, capacity, losses and ancillary services needed by BGE for such specified retail load until June 30, 2003;

     WHEREAS, Supplier is authorized to makes sales of energy, capacity and ancillary services at market based rates pursuant to Constellation Power Source, Inc., 79 FERCP. 61,167 (1997) and its market based rates tariff, Constellation Power Source, Inc. Rate Schedule FERC No. 11, Revision No. 2 in accordance with FERC Delegated Letter Order of March 29, 2000 in FERC Docket No. ER00-1598-000 (the "Supplier Tariff");

     WHEREAS, this Agreement is entered into pursuant to and in accordance with the Supplier Tariff; and

     WHEREAS, Supplier and BGE are entering into this Agreement for the purpose of establishing the terms and conditions under which Supplier will supply such full requirements service to BGE.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 Definitions. For all purposes of this Agreement, the following terms as used in this Agreement shall have the following meanings. Except where the context otherwise requires, definitions and terms expressed in the singular will include the plural and vice versa.

         "Affiliate" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Aggregate Retail Load" means the load obligation as reported to PJM for Price Freeze Service, Default Service and Special Contract Service retail load of BGE during the Delivery Term.

         "Agreement" means this Full Requirements Service Agreement, including the Appendices, as amended, modified or supplemented from time to time.

         "BGE" means Baltimore Gas and Electric Company, a Maryland corporation and its successors and permitted assigns hereunder.

         "Business Day" means a day on which Federal Reserve member banks in Baltimore Maryland are open for business; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Standard (or Daylight Savings) time.

         "CCNPP" means Calvert Cliffs Nuclear Power Plant, Inc. and any successor thereto.

         "CGI" means Constellation Power Source Generation, Inc. and any successor thereto.

         "Creditworthiness Criteria" with respect to a Party or its guarantor means (i) a rating of "Baa3" or better from Moody's, "BBB-" or better from S&P or investment grade as determined by another nationally recognized rating service reasonably acceptable to the other Party and
         (ii)  a  Net   Worth  of  at  least   Two   Hundred   Million   Dollars
         ($200,000,000).

         "Default Service" means the retail electric generation default service provided by BGE to its customers in Maryland in accordance with the settlement, the Maryland PSC Order, and BGE's tariffs on file with the Maryland PSC.

         "Delivery Point" means any point on the PJM Transmission System as elected by Supplier.

         "Delivery Term" means the period commencing on the Effective Date and ending on June 30, 2003, unless this Agreement is earlier terminated in accordance with its terms.

         "Effective Date" means 12:01 a.m. on the later of: (a) July 1, 2000; or
         (b) the first day of the month following the month in which all of the conditions specified in Article 2 are satisfied or waived by the Party for whose benefit such condition exists, or if such date is less than five Business Days prior to the first day of the next succeeding month, then the first day of the second month thereafter, or as may be mutually agreed upon by the Parties.

         "Electricity Supplier Coordination Tariff" means the BGE Electricity Supplier Coordination Tariff approved by the Maryland PSC, as amended, modified or supplemented from time to time.

         "FERC" means the Federal Energy Regulatory Commission and any successor thereto.

         "Full Requirements Service" means all-requirements electric service (minute by minute, hour by hour, day by day) including, but not limited to, the following products: energy, capacity, ancillary services, Unaccounted For Energy and associated losses necessary to fulfill all PJM obligations as they may change from time to time associated with providing all-requirements electric service to BGE's Aggregate Retail Load, as further defined or limited pursuant to Article 3. Such Full Requirements Service shall include changes in customer demand for any reason, including, but not limited to, seasonal factors, daily load fluctuations, increased or decreased usage, demand side management activities, extremes in weather, and other similar events.

         "Governmental Authority" means the government of any federal, state, municipal or other political subdivision, including all agencies and instrumentalities of such governments and political subdivisions.

         "Interest Rate" means, for any date, the lesser of (a) two (2) percent over the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates" and (b) the maximum rate permitted by applicable law.

         "Load Serving Entity (LSE)" means an entity, including a load aggregator or power marketer, that: (i) is serving end-users within the PJM Control Area, and (ii) has been granted the authority, or has an obligation pursuant to state or local law, regulation or franchise, to sell electric energy to end-users within the PJM Control Area, or the duly designated agent of such an entity.

         "Maryland PSC" means the Maryland Public Service Commission and any successor thereto.

         "Maryland PSC Order" means the November 10, 1999 Order issued by the Maryland PSC allowing, among other things, retail choice for electricity consumers, requiring that BGE provide electricity supply to retail consumers who do not chose an alternate supplier, and further allowing BGE to enter into a full requirements service agreement with an Affiliate for Full Requirements Service for BGE's Aggregate Retail Load.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Net Worth" means total assets (exclusive of intangible assets) less total liabilities as reflected on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied.

         "Operating Committee" means a committee formed by one representative of Supplier and one representative of BGE for the purposes described in this Agreement and as otherwise directed by the Parties.

         "Person" means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution, Governmental Authority or any other entity.

         "PJM" means PJM Interconnection, L.L.C., the independent system operator for the PJM Control Area organized and operating pursuant to the PJM Operating Agreement and any successor thereto.

         "PJM Operating Agreement" means the Amended and Restated Operating Agreement of PJM Interconnection, LLC dated June 2, 1997 and effective January 1, 1998, as amended, modified or supplemented from time to time.

         "PJM OATT" means the PJM Open Access Transmission Tariff administered by PJM, as amended, modified or supplemented from time to time.

         "PJM Transmission System" has the meaning given in the PJM OATT.

         "Price Freeze Service" means the retail electric generation price freeze service provided by BGE to its customers in Maryland in accordance with the settlement, the Maryland PSC Order, and BGE's tariffs on file with the Maryland PSC.

         "Reliability Assurance Agreement" means the Reliability Assurance Agreement among Load Serving Entities in the PJM Control Area dated June 2, 1997, as amended, modified or supplemented from time to time.

         "Required Regulatory Approvals" means FERC approval of each of the applications of CGI and CCNPP for authority to sell electricity at market based rates including associated waivers such that, among other things, the agreement between CGI and CPS and the agreement between CCNPP and CPS are not be required to be filed with FERC until 30 days after service commences under each agreement; FERC approval of the application of CPS to modify its market based rate tariff to remove any restriction preventing it from selling electricity to BGE thereunder or otherwise requiring CPS to file this Agreement between it and BGE with FERC in a manner other than inclusion in CPS's quarterly report; FERC approval of the application of BGE to modify its market based rate tariff to remove any restriction preventing it from selling electricity to CPS thereunder or otherwise requiring the filing of agreements for the sales of electricity among BGE and its affiliates with FERC prior to the commencement of such sales; Maryland PSC approval of the BGE settlement providing for, among other things, the commencement of retail choice within the BGE service territory; Maryland PSC approval of the asset transfer and other transactions taken pursuant to the BGE settlement; Pennsylvania Public Utility Commission approval of the asset transfer and other transactions being undertaken pursuant to the BGE settlement; FERC approval of the transfer by BGE of FERC jurisdictional facilities and contracts associated therewith; FERC approval of the Interconnection Agreements between CCNPP and BGE and between CGI and BGE; FERC authorization for the issuance of securities and assumption of liabilities; receipt from the Internal Revenue Service of a favorable Private Letter Ruling with respect to the tax free distributions of certain assets from BGE to Constellation Energy Group and its affiliates; and the Nuclear Regulatory Commission approval of the transfer of the Calvert Cliffs Operating Licenses from BGE to CCNPP, all without material modification or condition. Further, CCNPP and CGI shall have made good faith filings with the FERC relating to exempt wholesale generator status such that each will be accorded such status as of the later of July 1, 2000 or when service commences hereunder.

          "Special Contract Service" means the retail electric generation service provided by BGE to *** and ***.

          "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc. and any successor thereto.

          "Supplier"  means  Constellation   Power  Source,   Inc.,  a  Delaware
          corporation and its successors and permitted assigns hereunder.

          "Taxes" means any or all ad valorem, property, severance, generation, first use, conservation, Btu or energy, transportation, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on net income or net worth.

          "Unaccounted For Energy" means the difference between the hourly BGE system load and the sum of (i) the estimated hourly customer loads (interval metered and profiled) and (ii) losses.







*** The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24 b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

1.2 Additional Defined Terms. Each of the following terms has the meaning specified in the Article, Section or Appendix set forth opposite such term:


     Term                                                               Section/Appendix
     AAA                                                                        14.11
     Affected Party                                                             8.4
     ALM                                                                        5.4
     Bankruptcy Proceeding                                                      8.1
     Claims                                                                     10
     Confidential Information                                                   14.7
     Defaulting Party                                                           8.1
     Early Termination Date                                                     8.4
     Event of Default                                                           8.1
     Force Majeure                                                              12.1(a)
     Initial Supplier Credit Support                                            9.1(a)
     Interdepartmental Customers                                                3.4
     Margin                                                                     8.2(c)
     Non-Defaulting Party                                                       8.2
     Price                                                                      7.1
     Settlement Amount                                                          8.2(b)
     Term                                                                       2.3
     Termination Payment                                                        8.2(c)


                                    ARTICLE 2
                   CONDITIONS PRECEDENT; EFFECTIVE DATE; TERM

     2.1  Conditions on Obligations of BGE and Supplier.

     The obligations of BGE and Supplier under this Agreement and the designation of the Effective Date for the commencement of this Agreement are subject to the fulfillment and satisfaction of each of the following conditions precedent, any one or more of which may only be waived in writing, in whole or in part, by the Party for whose benefit such condition exists.

     (a) All representations and warranties of each Party contained in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Effective Date as though such representations and warranties had been made or given on such date (except to the extent such representations and warranties specifically pertain to an earlier date), and each Party shall have delivered to the other Party a certificate, dated as of the Effective Date and signed by one of its duly authorized officers to such effect.

     (b) All Required Regulatory Approvals shall have been received and be final and in full force and effect pursuant to a final, nonappealable order, which approvals shall not have materially modified the express terms and conditions of this Agreement.

     (c) Each Party shall have delivered to the other Party a certificate dated as of the Effective Date and signed by one of such Party's duly authorized officers specifying that each of the conditions precedent applicable to it have been satisfied or waived.

     2.2 Satisfaction of Conditions.

     Each Party agrees to cooperate in good faith with the other Party and shall take all practicable actions and devote resources reasonably necessary to obtain satisfaction of the conditions set forth in Section 2.1 as soon as reasonably possible. In the event that the conditions set forth in Section 2.1 are not satisfied or are not waived on or before July 1, 2001, then either Party, at its option, may terminate this Agreement by delivering a notice of termination to the other Party. Notice of termination for failure of a condition must be in writing and issued prior to the date when the condition is belatedly satisfied or waived by the Party for whose benefit such condition exists, and shall identify in reasonable detail the condition(s) which have not been satisfied. Upon any termination of this Agreement in accordance with this Section 2.2, neither Party shall have any obligation to the other under this Agreement.

     2.3 Term.

     Unless earlier terminated in accordance with Section 2.2 or as otherwise provided in Article 8, this Agreement shall remain in effect from the date hereof through and including the end of the Delivery Term ("Term"). At the expiration of the Term, the Parties shall no longer be bound by the terms and conditions of this Agreement, except to the extent necessary to enforce the rights and obligations of the Parties arising under this Agreement prior to the expiration of the Term.


                                    ARTICLE 3
              SUPPLIER RESPONSIBILITIES; FULL REQUIREMENTS SERVICE

     3.1 PJM Member.

     Supplier shall, prior to the Effective Date, (i) be a member, in good standing, of PJM and maintain a settlement account established in accordance with the rules and criteria established by PJM throughout the Term of this Agreement, or (ii) have an agreement in place, for the full Term of this Agreement, with a PJM member whereby the PJM member agrees to include the Aggregate Retail Load to be served by Supplier under this Agreement in its settlement account.

     3.2 Full Requirements Service.

     During the Delivery Term, Supplier shall sell and deliver to the Delivery Point and BGE shall receive and purchase Full Requirements Service sufficient to serve BGE's Aggregate Retail Load. As a provider of Full Requirements Service, Supplier is solely responsible for satisfying all requirements and paying all costs incurred or to be incurred to provide such service including, without limitation, all costs or other requirements to furnish capacity, energy, losses, Unaccounted For Energy and ancillary services associated with the provision of Full Requirements Service. Supplier is also solely responsible for meeting any other requirements and paying any other costs now or hereafter imposed by PJM or imposed pursuant to the Reliability Assurance Agreement from time to time during the Delivery Term which are attributable to any component of the provision of Full Requirements Service. If PJM allocates any expenses or uplift costs to the Full Requirements Service provided by Supplier (on a load or peak load basis or otherwise), the expenses or costs so allocated will be borne by Supplier alone without recourse to BGE.

     3.3 Losses; Unaccounted For Energy.

     Supplier shall be responsible for the Aggregate Retail Load as reported to PJM which includes all transmission, sub-transmission and/or distribution losses associated with the delivery of electricity supplied under this Agreement from the sources of its supply to the meters of those retail customers taking Full Requirements Service. The hourly Unaccounted For Energy associated with the electricity supplied under this Agreement shall be included in the Aggregate Retail Load. For purposes of calculating amounts owed by BGE to Supplier hereunder losses and Unaccounted For Energy shall be included on a pro-rata basis (or in such other manner as determined by the Operating Committee) over each customer class of Price Freeze Service, Default Service and Special Contract Service.

     3.4 Interdepartmental Customers; Station Service.

     (a) Full Requirements Service consumed by BGE or its Affiliates ("Interdepartmental Customers") shall be included in Aggregate Retail Load by rate class as follows. If Interdepartmental Customers' consumption is provided by BGE pursuant to a rate schedule, then BGE shall pay Supplier for Full Requirements Service associated with such customers the Price applicable to such schedule as set forth in Appendix B. If Interdepartmental Customers' consumption is not provided by BGE pursuant to a rate schedule, then BGE shall pay Supplier for Full Requirements Service associated with such customers the Price applicable to GL Secondary customers as set forth in Appendix B.

     (b) If at any time during the Term of this Agreement, PJM modifies its practices such that the station service requirements of CCNPP or CGI are no longer netted or otherwise accounted for as interchange for PJM purposes, and as a consequence CCNPP and CGI are required to purchase retail power for station service purposes, then Supplier shall supply such station service power to BGE for resale by BGE to CCNPP and CGI, unless BGE is precluded from providing such power by law or regulation. BGE shall reimburse Supplier 100% of Supplier's actual costs to supply such station service power.

     3.5 Maryland Environmental Disclosure Requirements.

     Subject to any confidentiality provisions to which it is bound, Supplier will provide to BGE, to the best of its knowledge, the sources of electricity used to supply Full Requirements Service, fuel mix and environmental disclosure information in a timely manner and in an appropriate form to enable BGE to comply with Maryland PSC or other governmental or regulatory agency requirements relating to reporting of such information.

     3.6 Renewable Energy Resources.

     During the Term of this Agreement, Supplier agrees to utilize the output that it receives from the Brighton Dam facility that is owned and/or operated by Alternative Energy Associates, the Safe Harbor Hydroelectric plant that is owned and/or operated by Safe Harbor Water Power Corporation and the BRESCO facility that is owned and/or operated by Baltimore Refuse Energy Systems Company, Limited Partnership to serve the Aggregate Retail Load hereunder; provided, however, that if the Operating Committee determines that at any time during the Term the output available to Supplier from such resources exceeds the renewable resource requirements imposed upon BGE by Article 7-615 of the Maryland Electric Customer Choice and Competition Act of 1999, as amended from time to time, then the Operating Committee shall determine the appropriate allocation of such resources.


                                    ARTICLE 4
                      DELIVERY POINT; TRANSMISSION SERVICE

     4.1 Title; Risk of Loss.

     Title to and risk of loss related to the Full Requirements Service delivered by Supplier in accordance with this Agreement shall pass to BGE at the Delivery Point.

     4.2 Fixed Transmission Rights.

     If the PJM Control Area experiences congestion, Supplier will be responsible for any congestion costs incurred in delivering power from the Delivery Point to BGE's load busses supplying Aggregate Retail Load. During the Delivery Term, BGE shall, at no cost to Supplier, assign, transfer or pay, as applicable, to Supplier any and all transmission service rights, revenues and/or fixed transmission rights (FTR's) associated with system congestion that it receives or to which it is entitled. It is the intent of the Parties that to the extent Supplier is responsible for any congestion related costs associated with the delivery of Full Requirements Service hereunder, that any corresponding payments or benefits received by BGE associated with or related to payments in respect of congestion be paid or transferred by BGE to Supplier.

     4.3 Network Transmission and Distribution Service.

     BGE shall be responsible, at its sole cost and expense, for the provision of Network Transmission Service pursuant to the PJM OATT and distribution service at and from the Delivery Point.


                                    ARTICLE 5
                              BGE RESPONSIBILITIES

     5.1 Load Information.

     BGE shall provide Supplier with timely and best available information regarding the Aggregate Retail Load to be served under this Agreement as reasonably requested by Supplier from time to time during the Term. The information provided to Supplier by BGE shall be in a format reasonably acceptable to Supplier and shall permit Supplier to properly forecast, schedule and bill or verify billings of BGE for Full Requirements Service. In addition, BGE shall provide timely notice to Supplier of any changes, either additions or deletions (including loss of or addition of customers and any anticipated changes in customer usage or usage patterns), to the retail load being served by BGE. In the event that Supplier requests data in a format that requires BGE to dedicate incremental resources in excess of 40 manhours to accomplish, BGE will provide Supplier an estimate of its actual costs to provide such data format and will be under no obligation to incur such costs unless and until Supplier has agreed to reimburse BGE the amount of such actual costs.

     5.2   Authorization   for  Supplier  to  Assume   Certain  LSE  Rights  and
Obligations.


     BGE shall provide Supplier all authorizations or other demonstrations of authority required for Supplier to gain access to and assume responsibility for administration of BGE's PJM account and otherwise to facilitate Supplier's assumption of certain of BGE's rights and obligations as a Load Serving Entity as required pursuant to the terms of this Agreement. BGE hereby makes such authorizations to Supplier for the Term of this Agreement for the purpose of scheduling, electing, exercising and/or implementing BGE's rights and obligations under the PJM Operating Agreement and the Reliability Assurance Agreement as may be required to fulfill Supplier's obligations pursuant to this Agreement or as otherwise necessary in connection with this Agreement.

     5.3 Reporting to PJM and Supplier.

     BGE shall report to PJM and to Supplier all load obligations attributable to Supplier, including hourly Aggregate Retail Load (including losses and Supplier's share of Unaccounted For Energy), Aggregate Transmission Peak Load Contribution, and Aggregate Capacity Peak Load Contribution. Reporting shall be in accordance with PJM reporting requirements to support PJM accounting and billing procedures for both estimated and actual amounts. In calculating such obligations, together with reconciliations of actual to estimated load data, BGE shall follow the procedures set forth in the Electricity Supplier Coordination Tariff and PJM OATT. All data provided to Supplier in accordance with this Section 5.3 shall be allocated among the relevant customer classes, as set forth in Appendix B, to accommodate appropriate billing pursuant to Section 6.1. For purposes of invoicing and payment, the total Aggregate Retail Load, as reported to PJM on a wholesale basis for each calendar month shall equal the Full Requirements Service delivered by Supplier to BGE hereunder in such calendar month.

     5.4 Active Load Management.

     During the Delivery Term, BGE will operate its Active Load Management ("ALM") programs as directed by the Operating Committee and otherwise in accordance with the provisions of the Electricity Supplier Coordination Tariff and the applicable Riders to BGE's Retail Electric Service Tariff, as approved by the Maryland PSC from time to time. BGE shall provide periodic reports to Supplier regarding the amount of ALM available for ALM credits to be used in the determination of capacity obligation in accordance with the Reliability Assurance Agreement. In addition, BGE shall be responsible for payment of any ALM credits to retail customers and for any penalties assessed in accordance with the Reliability Assurance Agreement for failure to implement its ALM programs when so requested by PJM.


                                    ARTICLE 6
                               BILLING AND PAYMENT

     6.1 Billing.

     (a) On or before the fifth (5th) Business Day of each month, BGE shall deliver to Supplier a statement that sets forth: (i) the allocation of Aggregate Retail Load volumes for the preceding month among Price Freeze Service customers, (further allocated to each customer rate classes for which a separate Price is specified on Appendix B), Default Service customers and each individual Special Contract customer; (ii) the calculation of the amount due and payable by BGE for Price Freeze Service, based upon the volumes allocated to each customer rate class and the Prices applicable thereto as set forth on Appendix B; and
(iii) all other information reasonably requested by Supplier to facilitate CPS's verification of the foregoing values, including, without limitation, volumes attributable to Interdepartmental Customers or station service supplied pursuant to Section 3.4(b). Such statement shall constitute an "invoice" or "bill" for purposes of amounts due and payable for Full Requirements Service allocated to Price Freeze Service customers.

     (b) On or before the tenth (10th) Business Day of each month, Supplier shall deliver to BGE an invoice for the volumes of Full Requirements Service allocated to Default Service and Special Contract Service customers for the preceding month, using the volume data provided by BGE pursuant to Section 6.1(a) and the Prices applicable thereto as set forth in Section 7.1. To the extent that Supplier's actual cost for any component of such Full Requirements Service is not finally determined at the time of such invoice, Supplier's invoice shall include an estimate for such cost, subject to reconciliation in subsequent months' invoices pursuant to Section 6.1(c) or

Supplier shall bill such costs in arrears. All invoices rendered by Supplier to BGE shall also set forth all other information reasonably requested by BGE to facilitate BGE's verification of Supplier's invoice.

     (c) Because the allocation of volumes under Section 6.1(a) are estimated and certain of Supplier's costs under Section 6.1(b) may be estimated, quantities and costs used in calculations under this Section 6.1 shall be subject to adjustment, whether positive or negative, in subsequent months' calculations, to reflect reconciliation with actual values. Any resulting billing adjustment (debit or credit) will be reflected in subsequent months' invoices pursuant to Section 6.4.

     6.2 Payment.

     All invoices pursuant to Section 6.1(a) and (b) shall be due and payable, unless otherwise agreed by the Parties, on the first Business Day after the 19th calendar day of the month in which the invoice is rendered. Invoices shall be sent via facsimile or other means agreed to by the Parties. BGE will make payments by wire transfer, or by other mutually agreeable method(s), to the account of Supplier as designated by Supplier. Any amounts, both principal and interest, remaining unpaid after the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from the due date to the date the unpaid amount is paid in full.

     6.3 Disputed Bills.

     If either Party, in good faith, disputes an invoice, the disputing Party shall immediately notify the other Party of the basis for the dispute and, in the case of a dispute by BGE, pay the portion of such statement conceded to be correct no later than the due date. Each Party shall have the right to dispute any invoice prior to the lapse of 12 months from the rendition thereof. If any disputed amount is ultimately determined to be due to Supplier, it shall be paid within two (2) days of such determination along with interest accrued at the Interest Rate until the date paid. Inadvertent overpayments by BGE shall be returned by Supplier upon request or deducted by Supplier from subsequent payments, with interest accrued at the Interest Rate until the date paid or deducted.

     6.4 Billing Adjustments.

     (a) The invoices rendered hereunder may be adjusted by the Party rendering such invoice for any errors in arithmetic, computation, meter readings, estimating, or otherwise no later than twelve (12) months after the date the bill was rendered. Any billing adjustment shall be in writing and shall state the specific basis for the adjustment. A billing adjustment shall constitute a new bill for the purposes of this Section 6.4. An adjusted bill shall be binding on the Party that renders it twelve (12) months after the bill is rendered. Adjustments to reconcile estimated quantities or costs to actuals shall carry no interest; provided, however, that if at any time Supplier is not an Affiliate of BGE, then adjustments shall carry interest at the Interest Rate.

     (b) Subject to Section 6.4(a), overpayments or underpayments resulting from a billing adjustment or billing challenge shall bear interest calculated at the Interest Rate. In the case of an underpayment, interest shall accrue from the due date of the bill to which the adjustment or challenge relates to the date the additional charge is paid. In the case of an overpayment, interest shall accrue from the date the amount being refunded was received by Supplier to the date the refund is made.

     6.5 PJM Billing.

     BGE shall request PJM to invoice Supplier directly for charges and credits relating to Supplier's obligation to deliver Full Requirements Service to BGE under this Agreement. BGE shall also request PJM to invoice BGE separately for charges and credits (other than credits for the account of Supplier as described in Section 4.2) relating to BGE's rights and obligations as a network transmission customer and a Transmission Owner and otherwise as the Parties agree. Appendix A attached hereto and made a part hereof allocates the charges and credits currently included on a PJM consolidated bill between Supplier and BGE based upon the Parties' expectation of the allocation of charges and credits after the Effective Date of this Agreement.


                                    ARTICLE 7
                                      PRICE

     7.1 Price.

     (a) The "Price" payable by BGE to Supplier for the delivery of Full Requirements Service hereunder shall be determined as follows:

     (i) for each megawatt-hour of Full Requirements Service ***;

     (ii) for the total quantity of Full Requirements Service delivered to Default Service customers and Special Contract Service customers, the "Price" ***; and

     (iii) for the total  quantity  of station  service  delivered  pursuant  to
Section 3.4(b), the "Price" is ***.







*** The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24 b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

     7.2 Taxes.

     (a) Supplier shall pay all Taxes levied in respect of the Full Requirements Service, its sale, and the handling thereof prior to the Delivery Point. BGE shall pay all such Taxes levied on such Full Requirements Service at, and from, the Delivery Point.

     (b) For any new Taxes levied with respect to the Full Requirements Service after the Effective Date and to the extent permitted by the settlement and the Maryland PSC Order, BGE will fully support and pursue in good faith the recovery of any such new Tax levied on Supplier from BGE's Full Requirements Service customers. To the extent such new Taxes are recoverable by BGE from its Full Requirements Service customers, BGE shall reimburse Supplier for such Taxes paid by Supplier.

     7.3 Sales for Resale.

     All Full Requirements Service delivered by Supplier to BGE hereunder shall be sales for resale, with BGE reselling such Full Requirements Service. At Supplier's request, BGE shall obtain and provide Supplier with any resale certificates to evidence that the deliveries hereunder are sales for resale.

     7.4 Payment Netting.

     Payments owing by each Party on any day under this Agreement or any other agreement between the Parties shall be offset so that only the net amount shall be paid by the Party having the greater payment obligation on such day.


                                    ARTICLE 8
                           EVENTS OF DEFAULT; REMEDIES

     8.1 Events of Default. An "Event of Default" shall mean, with respect to a Party ("Defaulting Party"), the occurrence of any of the following:

     (i) the failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within three (3) Business Days after written notice of such failure is given by the other Party and provided the payment is not the subject of a good faith dispute as described in Article 6;

     (ii) any representation or warranty made by the Defaulting Party herein prove to be false or misleading in any material respect;

     (iii) the failure of the Defaulting Party, in a material respect, to perform or comply with any covenant set forth in this Agreement and such failure is not excused by Force Majeure or cured within three (3) Business Days after receipt of written notice thereof from the other Party;

     (iv) the failure of the Defaulting Party to maintain any of the security requirements set forth in Article 9, and such failure is not cured or rectified within ten (10) days after notice from the other Party; and

     (v) the Defaulting Party shall be subject to a Bankruptcy Proceeding ("Bankruptcy Proceeding" means with respect to a Party, such Party (a) files a petition or otherwise commences a proceeding under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (b) makes an assignment or any general arrangement for the benefit of creditors, (c) otherwise becomes bankrupt or insolvent (however evidenced),
(d) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (e) is unable to pay its debts as they fall due).

     8.2. Remedies upon an Event of Default.

     (a) After the occurrence of an Event of Default with respect to a Defaulting Party, the other Party (the "Non-Defaulting Party") shall have the right, without prior notice, to liquidate and terminate this Agreement at any time and from time to time, with the minimum period of notice required by FERC, if applicable, and shall calculate, in a commercially reasonable manner, a Settlement Amount for this Agreement as of the time of its termination or as soon thereafter as is reasonably practicable and shall net such Settlement Amounts in the manner provided for in Section 8.2(c).

     (b) "Settlement Amount" shall mean, with respect to this Agreement and the Non-Defaulting Party, the losses and costs (or gains), expressed in U.S. Dollars, which such party incurs as a result of the liquidation, including, but not limited to, losses and costs (or gains) based upon the then current replacement value of this Agreement together with, at the Non-Defaulting Party's option, but without duplication, all losses and costs which such party incurs as a result of maintaining, terminating, obtaining or re-establishing any hedge or related trading positions. The Settlement Amount shall be due to or from the Non-Defaulting Party as appropriate. In calculating a Settlement Amount, the Non-Defaulting Party shall discount to present value (in a commercially reasonable manner based on the Prime Rate as of the date of termination) any amount which would otherwise have been due at a later date and shall add interest at the Prime Rate to any amount due prior to the date of the calculation. "Prime Rate" shall mean the prime rate of interest as published from time to time under "Money Rates" by The Wall Street Journal.

     (c) If the Settlement Amount (i) is due the Non-Defaulting Party, the Non-Defaulting Party shall set off against the Settlement Amount any Margin then available to the Non-Defaulting Party, plus (at the Non-Defaulting Party's election) any or all other amounts due to the Defaulting Party under this Agreement; or (ii) is due the Defaulting Party, the Non-Defaulting Party shall set off against the Settlement Amount any Margin then available to the Defaulting Party, plus (at the Non-Defaulting Party's election) any or all other amounts due to the Non-Defaulting Party under this Agreement, so that all such amounts shall be netted to a single liquidated amount (the "Termination
Payment") payable by one party to the other. "Margin" shall mean cash, securities or other property held by or due from one Party to guarantee or secure obligations of the other party under the Agreement.

     (d) Notice that a liquidation pursuant to this Article 8.2 has occurred shall be given by the Non-Defaulting Party to the Defaulting Party before the close of business on the Business Day following such liquidation, provided that failure to give such notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The notice shall specify the amount of the Termination Payment and whether it is owed by or to the Defaulting Party. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. The Termination Payment shall be made by the Party that owes it on the second Business Day after such notice is given.

     (e) If the Defaulting Party disputes the Non-Defaulting Party's calculation of the Termination Payment, in whole or in part, the Defaulting Party shall, within two (2) Business Days of receipt of Non-Defaulting Party's calculation of the Termination Payment, provide to the Non-Defaulting Party a detailed written explanation of the basis for such dispute and, if the Termination Payment is due from the Defaulting Party, shall promptly pay to the Non-Defaulting Party such portion thereof as is conceded to be correct. If the Parties cannot resolve such dispute within three (3) Business Days of the Non-Defaulting Party's receipt of the Defaulting Party's written explanation, then the Defaulting Party may submit such dispute to arbitration in accordance with the arbitration procedures set forth in Section 14.11 hereof; provided, however, that if the Termination Payment is due from the Defaulting Party, the Defaulting Party shall first transfer collateral (of a type and in a form acceptable to the Non-Defaulting Party) to the Non-Defaulting Party in an amount equal to the disputed and unpaid portion of the Termination Payment. Any payment that is due as a result of the arbitrator's award shall be paid by the Party that owes it within two (2) Business Days after the award is rendered.

     8.3 Setoffs.

     (a) Without limiting its rights under this Article 8 or otherwise, after an Event of Default, the Non-Defaulting Party may from time to time set off any or all amounts which the Defaulting Party owes to it (whether under the Agreement or otherwise and whether or not then due) against any or all amounts which it owes to the Defaulting Party (whether under the Agreement or otherwise and whether or not then due), provided that any amount not then due which is included in such setoff shall be discounted to present value (in the manner specified in Section 8.2(b)) as at the time of setoff (to take account of the period between the date of setoff and the date on which such amount would have otherwise been due).

         (b) Notwithstanding any other provision of this Agreement, after the occurrence of an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, with respect to a Party, the other Party shall have the right to suspend performance under this Agreement.

     8.4 Other Terminating Events.

     (a) If performance by either Party (an "Affected Party") under this Agreement becomes subject to regulation of any kind whatsoever under any law, rule, regulation, order or the like, including any change by the FERC regarding a Party's authority to sell wholesale power at market-based rates, to a greater or different extent than that existing on the Effective Date and such regulation renders this Agreement illegal or unenforceable then such Party (or either Party if both Parties are Affected Parties) may terminate and liquidate this Agreement ("Early Termination Date") in the manner contemplated by Section 8.3 above, which notice shall specify the basis for declaring such Early Termination Date.

     (b) If an Early Termination Date is declared under circumstances described in Section 8.4 (a) above, both Parties shall calculate their respective gains, losses or costs in respect of this Agreement as provided in Section 8.2, and endeavor in good faith to agree upon the Termination Payment payable by either Party, and notify the other Party of the Termination Payment, as provided in
Section 8.2.

     8.5 Duty to Mitigate.

     Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's failure to perform pursuant to this Agreement.


                                    ARTICLE 9
                                 CREDIT SUPPORT

     9.1 Supplier Credit Support.

     (a) On or before the Effective Date, unless Supplier satisfies the Creditworthiness Criteria at such time, as security for Supplier's obligations hereunder, Supplier shall deliver to BGE a guaranty of payment from either Constellation Energy Group, Inc., or another Affiliate of Supplier that satisfies the Creditworthiness Criteria, in an amount equal to the reasonably determined credit exposure of BGE to Supplier taking into account such factors as market risk, settlement risk, the underlying creditworthiness of Supplier, or such other considerations as are commercially reasonable under the circumstances. Such credit support shall be available to be drawn upon by BGE in the event of a default by Supplier of its obligations hereunder, and, subject to Sections 9.1(b) and (c), shall be maintained in effect (by annual renewal or otherwise) by Supplier for the Term of this Agreement.

     (b) Supplier may, at any time during the Term of this Agreement and at its election, deliver substitute credit support to BGE in any of the following forms: (i) a direct pay irrevocable letter of credit directed to BGE from a commercial bank with long-term debt ratings of "Baa2" or better from Moody's and "BBB" or better from S&P; (ii) a performance bond issued by a surety company with a rating of "B+" or better from A.M. Best Company; or (iii) such other credit support that is acceptable to BGE.

     (c) If at any time during the Term of this Agreement Supplier satisfies the Creditworthiness Criteria, its obligation to deliver any credit support pursuant to this Section 9.1 shall be suspended for so long as Supplier continues to satisfy the Creditworthiness Criteria. From and after the date on which Supplier satisfies the Creditworthiness Criteria, Supplier shall certify to BGE within thirty (30) days after the end of every calendar quarter that Supplier satisfies the Creditworthiness Criteria (which certification shall include evidence as BGE shall reasonably request from time to time), and shall deliver financial statements to BGE certified by a firm of certified public accountants of national standing at least annually within one hundred twenty (120) days following the end of Supplier's fiscal year. If at any time thereafter Supplier no longer satisfies the Creditworthiness Criteria, then Supplier shall, within ten (10) Business Days after receipt of a written notice with respect thereto, deliver a guaranty that satisfies the requirements of Section 9.1(a) or other credit support in accordance with Section 9.1(b).

     9.2 BGE Credit Support.

     (a) Commencing with the Effective Date and thereafter during the Term, within thirty (30) days after the end of every calendar quarter, BGE shall certify to Supplier that it satisfies the Creditworthiness Criteria (which certification shall include evidence as Supplier shall reasonably request from time to time), and shall deliver financial statements to Supplier certified by a firm of certified public accountants of national standing at least annually within one hundred twenty (120) days following the end of BGE's fiscal year. BGE may satisfy its obligation under this paragraph by delivering a copy of its parent company's Annual Report or Form 10K. If at any time during the Term BGE no longer satisfies the Creditworthiness Criteria, then BGE shall, within ten
(10) Business Days after receipt of a written notice with respect thereto, deliver to Supplier, in an amount equal to the reasonably determined credit exposure of Supplier to BGE taking into account such factors as market risk, settlement risk, the underlying creditworthiness of BGE, or such other considerations as are commercially reasonable under the circumstances, either:
(i) a guaranty of payment from an Affiliate that satisfies the Creditworthiness Criteria; (ii) a letter of credit directed to Supplier from a commercial bank with long-term debt ratings of "Baa2" or better from Moody's and "BBB" or better from S&P; (iii) a performance bond issued by a surety company with a rating of "B+" or better from A.M. Best Company; or (iv) such other credit support that is acceptable to Supplier.

     (b) If at any time after delivering credit support pursuant to Section 9.2(a), BGE satisfies the Creditworthiness Criteria, then its obligation to deliver any credit support pursuant to this Section 9.2 shall be suspended for so long as BGE continues to satisfy the Creditworthiness Criteria, as provided in Section 9.2(a).

     9.3 Modification or Waiver.

     The  Parties  may agree in  writing  to modify or waive the  provisions  of
Article 9.

                                   ARTICLE 10
                                 INDEMNIFICATION

     Each Party shall indemnify, defend and hold harmless the other Party (including the other Party's Affiliates, trustees, directors, board members, officers, employees, and agents) from any Claims arising from or out of any event, circumstance, act or incident occurring during the period when control and title to Power is vested, as between the Parties as provided in Article 8.1, in the indemnifying Party. "Claims" means all claims or actions, threatened or filed and, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.


                                   ARTICLE 11
                             LIMITATION OF LIABILITY

     THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

                                   ARTICLE 12
                                  FORCE MAJEURE

     12.1 Definition.

     (a) As used in this Agreement, "Force Majeure" means any cause beyond the reasonable control of, and without the fault or negligence of, the Party claiming Force Majeure. A Force Majeure shall include, without limitation, sabotage, strikes, riots or civil disturbance, acts of God, acts of a public enemy, drought, earthquake, flood, explosion, fire, lightning, landslide, or any similar cataclysmic occurrence, or appropriation or diversion of electricity by sale or order of any governmental authority having jurisdiction thereof, but only if and to the extent that the event adversely affects the availability of the PJM Transmission System or BGE distribution facilities, and such affected facilities are necessary to deliver Full Requirements Service electricity to the meters of customers taking Price Freeze Service, Default Service and Special Contract Service.

     (b) An event that affects the availability or cost of operating any transmission or distribution facilities outside the PJM Control Area, affects the availability or cost of operating a generating facility, or any event that merely causes an economic hardship to either Party shall not be deemed a Force Majeure.

     12.2 Performance Excused.

     (a) If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of Force Majeure as defined above, that Party shall be excused from whatever performance is affected by the Force Majeure, to the extent so affected, provided that:

          (i) the non-performing Party promptly, but in no case longer than five
     (5) Business Days after the occurrence of the Force Majeure, gives the other Party written notice describing the particulars of the occurrence;

          (ii) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure;

          (iii) the non-performing Party uses reasonable efforts to remedy its inability to perform and expeditiously takes reasonable action to correct or cure the event or condition; and

          (iv) the non-performing Party exercises all reasonable efforts to mitigate or limit damages to the other Party. With respect to Supplier,
     this  shall  mean  that  Supplier  must  purchase,   at  its  own  expense,
     electricity from the PJM market to meet its obligations under this Agreement, to the extent such electricity is available and deliverable.

     (b) Neither Party to this Agreement will be required by the foregoing to settle a strike affecting it except when, according to its judgment, such a settlement is advisable. Nothing in this Article 12 will excuse BGE from making payment for services provided under this Agreement.


                                   ARTICLE 13
                         REPRESENTATIONS AND WARRANTIES

     Each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) except for the Required Regulatory Approvals, it has all regulatory authorizations necessary for it to legally perform its obligations under this Agreement and any other documentation relating to this Agreement to which it is a party, (iii) the execution, delivery and performance of this Agreement and any other documentation relating to this Agreement to which it is a party are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it, (iv) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights and by general principles of equity, (v) there are no Bankruptcy Proceedings pending or being contemplated by it or, to its knowledge, threatened against it, (vi) there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement or any other document relating to this Agreement to which it is a party except as disclosed in BGE's or BGE's parent company's Form 10-Q for the quarterly period ended March 31, 2000 or Annual Report for the fiscal year ended December 1999, as well as the proceedings listed on Appendix C hereto, and (vii) no Event of Default or event which, absent a cure, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any other document relating to this Agreement.

                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1 Regulatory Action.

     If after the Effective Date, the FERC or any court or agency having jurisdiction over this Agreement, finds any term or condition to be unjust, unreasonable or otherwise unlawful, the Parties shall enter into good faith negotiations of such changes as are reasonably required to conform to the requirements of law.

     14.2 Assignment.

     Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an Affiliate of such Party which Affiliate's creditworthiness is comparable to or higher than that of such Party, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that in each such case, any such assignee shall agree to in writing be bound by the terms and conditions hereof.

     14.3 Compliance With Laws.

     At all times during the term of this Agreement, the Parties shall comply with all laws, rules, requisitions, and codes of all governmental authorities having jurisdiction over each of their respective businesses which are now applicable, or may be applicable hereafter, including without limitation, all special laws, policies, ordinances, or regulations now in force, as amended or hereafter enacted. The Parties hereto shall maintain all licenses, permits and other consents from all governmental authorities having jurisdiction for the necessary use and operation of their respective business. Nothing herein shall be deemed a waiver of the Parties' right to challenge the validity of any such law, rule or regulation.

     14.4 Choice of Law and Jurisdiction.

     THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Except as provided in Section 14.11, all disputes hereunder or relating hereto shall be resolved in the Federal or State courts of Maryland and each Party hereby irrevocably submits to the in personam jurisdiction of such courts. Each Party herein waives its respective right to any jury trial with respect to any litigation arising under or in connection with this Agreement.

     14.5 Counterparts to this Agreement.

     This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.

     14.6 Notices.

     All notices, requests, statements or payments shall be made as specified below. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next Business
Day). Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith:

To CPS:
-------
NOTICES & CORRESPONDENCE:              PAYMENTS:
------------------------               ---------
Constellation Power Source, Inc.       Federal Wire Transfer
General Counsel                        ***
111 Market Place, Suite 500            ***
Baltimore, Maryland  21202             Account: Constellation Power Source, Inc.
FAX No.: (410) 468-3540                ***
Phone No.: (410) 468-3490

INVOICES:                              CREDIT AND COLLECTIONS:
--------                               ----------------------
Attn.: Operations                      Treasurer
FAX No.: (410)  468-3540               FAX No. (410) 468-3540
Phone No.: (410) 468-3430              Phone No.: (410) 468-3410

SCHEDULING:
----------
Attn: Operations
FAX No.: (410) 468-3540
Phone No.:  (410) 468-3430


To BGE:
-------

NOTICES & CORRESPONDENCE:               PAYMENTS:
------------------------                --------
Baltimore Gas and Electric Company      Federal Wire Transfer
General Counsel                         ***
39 W. Lexington Street                  ***
Baltimore, Maryland 21201               Account: Baltimore Gas And Electric
                                           Company
FAX No.: (410) 234-7043                 ***
Phone No.: (410) 234-5805

INVOICES:                               CREDIT AND COLLECTIONS:
--------                                ----------------------
Attn:  Director - Electric Supply       Treasurer
FAX No.: (410) 597-6403                 FAX No.: (410) 783-3619
Phone No.: (410) 597-6422               Phone No.: (410) 783-3610



*** The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24 b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

SCHEDULING:
----------
Attn:  Director - Electric Supply
FAX No.: (410) 597-6403
Phone No.: (410) 597-6422



     14.7 Confidentiality.

     Each Party agrees that it will treat in strictest confidence all documents, materials, and other information marked "Confidential" or "Proprietary" by the disclosing Party ("Confidential Information") which it shall have obtained regarding the other Party during the course of the negotiations leading to, and its performance of, this Agreement (whether obtained before or after the date of this Agreement). Confidential Information shall not be communicated to any third person (other than to the receiving Party's counsel, accountants, financial or tax advisors, or in connection with its financings); provided that in the event the receiving Party is required by law, regulation or court order to disclose any Confidential Information, the receiving Party will promptly notify the disclosing Party in writing prior to making any such disclosure in order to facilitate the disclosing Party's seeking a protective order or other appropriate remedy from the proper authority and further provided that the receiving Party further agrees that if the disclosing Party ultimately discloses such Confidential Information to the requesting legal body, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

     14.8 General.

     This Agreement (including the Appendices hereto) constitutes the entire agreement between the Parties relating to the subject matter contemplated by this Agreement. The Agreement shall be considered for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. No amendment or modification to this Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Agreement shall not impart any rights enforceable by any third-party (other than a permitted successor or assignee bound to this Agreement). No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement. The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights shall survive the termination of this Agreement for two years.

     14.9 Advisor.

     Goldman Sachs Power LLC ("GSP") is the exclusive advisor to CPS and not a principal of CPS. From time to time, CPS may designate one or more employees of GSP as CPS' agent for purposes of entering into this Agreement with Counterparty. CPS shall be solely responsible for any and all obligations and liabilities associated with this Agreement. Neither GSP, Goldman, Sachs & Co. nor J. Aron & Company, nor any of their affiliates, has any responsibility for, or liability with respect to any liabilities of CPS under this Agreement or otherwise.

     14.10 Changes in Rates, Charges, Terms or Conditions.

     Each Party hereby waives its rights to seek any change to the rates, charges, terms and conditions contained in this Agreement under Sections 205 or 206 of the Federal Power Act, as either section may be amended or superseded or to support a complaint or other judicial, regulatory or legislative action seeking a change in this Agreement, absent mutual written agreement of the Parties. It is the intent of this Section that, to the maximum extent permitted by law, the rates, charges, terms and conditions of this Agreement shall not be subject to change, regardless of whether such change is sought (a) by the FERC acting sua sponte on behalf of a Party or a third party, (b) by a Party, (c) by a third party, or (d) in any other manner.

     14.11 Arbitration Proceedings.

     Any dispute or need of interpretation arising out of this Agreement pertaining to the calculation of a Termination Payment or a payment required pursuant to Articles 6 or 7 may be submitted upon request of either Party to binding arbitration by one arbitrator who has not previously been employed by either Party, and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. Such arbitrator shall either be as mutually agreed by the Parties within thirty (30) days after written notice from either Party requesting arbitration, or failing agreement, shall be selected under the expedited rules of the American Arbitration Association (the "AAA"). Such arbitration shall be held in alternating locations of the home offices of the Parties, commencing with Supplier's home office, or in any other mutually agreed upon location. The rules of the AAA shall apply to the extent not inconsistent with the rules herein specified. Either Party may initiate arbitration by written notice to the other Party and the arbitration shall be conducted according to the following: (a) not later than seven (7) days prior to the hearing date set by the arbitrator each Party shall submit a brief with a single proposal for settlement, (b) the hearing shall be conducted on a confidential basis without continuance or adjournment, (c) the arbitrator shall be limited to selecting only one of the two proposals submitted by the Parties,
(d) each Party shall divide equally the cost of the arbitrator and the hearing and each Party shall be responsible for its own expenses and those of its counsel and representatives and (e) evidence concerning the financial position or organizational make-up of the Parties, any offer made or the details of any negotiation prior to arbitration and the cost to the Parties of their representatives and counsel shall not be permissible. Each Party agrees that it will not bring a lawsuit concerning any dispute covered by this arbitration provision. Any monetary award of the arbitrator may be enforced by the Party in whose favor such monetary award is made in any court of competent jurisdiction.

     14.12 Audit.

     Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Party statements evidencing the quantities of Full Requirements Service delivered at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of 12 months from the rendition thereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth at the beginning of this Agreement.



                                  BALTIMORE GAS AND ELECTRIC COMPANY



                                  By:  _______________________________________
                                  Name:  Christian H. Poindexter
                                  Title:    President & Chief Executive Officer


                                  CONSTELLATION POWER SOURCE, INC.



                                  By:  _______________________________________
                                  Name:  John R. Collins
                                  Title:    Vice President & Treasurer

                                                                      APPENDIX A
                                                                              TO
                                                               FULL REQUIREMENTS
                                                               SERVICE AGREEMENT


                                 SAMPLE PJM BILL

                                                                      APPENDIX B
                                                                              TO
                                                               FULL REQUIREMENTS
                                                               SERVICE AGREEMENT


                           Price Freeze Service Prices
                          for Full Requirements Service


                   Prices stated in dollars per megawatt-hour

***         ***                    ***                   ***              ***




*** The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24 b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

                                                                      APPENDIX C
                                                                              TO
                                                               FULL REQUIREMENTS
                                                               SERVICE AGREEMENT


                              LITIGATION DISCLOSURE

1. Request of the Mid-Atlantic Power Supply Association for Rehearing to the Federal Energy Regulatory Commission in Baltimore Gas and Electric Co., et al., Docket No. EC000-57-000, dated April 28, 2000.

2. Request of the Mid-Atlantic Power Supply Association for Rehearing Federal Energy Regulatory Commission in Baltimore Gas and Electric Co., et al., Docket No. ER00-1598-000, dated April 28, 2000.

3.   Request of Shell Energy, LLC for Rehearing to the Federal Energy Regulatory
     Commission  in  Baltimore  Gas  and  Electric  Co.,  et  al.,   Docket  No.
     EC000-57-000, dated May 23, 2000.

4. Appeal to the Court of Special Appeals of Maryland, dated May 19, 2000, from the judgment of the Circuit Court for Baltimore City, Maryland, dated May 18, 2000, in the Petition of Mid-Atlantic Power Supply Association for Judicial Review of the Decision of the Public Service Commission of Maryland in the Case of the Baltimore Gas and Electric Company's Proposed
     (A) Stranded Cost Quantification Mechanism; (B) Price Protection Mechanism; and (C) Unbundled Rates Case No. 8794 and in the Case of the Petition of the Office of People's Counsel for a Reduction in the Rates and Charges of Baltimore Gas and Electric Company, Case No. 8804 (Case No. 24-C-00-000666).

5. Motion for Stay of the Maryland Public Service Commission Order No. 75757 in the Circuit Court for Baltimore City, Maryland, in the Petition of Mid-Atlantic Power Supply Association for Judicial Review of the Decision of the Public Service Commission of Maryland in the Case of the Baltimore Gas and Electric Company's Proposed (A) Stranded Cost Quantification Mechanism; (B) Price Protection Mechanism; and (C) Unbundled Rates Case No. 8794 and in the Case of the Petition of the Office of People's Counsel for a Reduction in the Rates and Charges of Baltimore Gas and Electric Company, Case No. 8804 (Case No. 24-C-00-000666).


                                       C-1